Exhibit 10.9

AIR METHODS CORPORATION

2015 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED SHARE UNIT AWARD AGREEMENT

This Performance-Based Share Unit Award Agreement (this “Award Agreement”) is made effective as of the ___ day of ____________ (the “Grant Date”), ____________ (the “Participant”).

WHEREAS, the Board has adopted, and the stockholders approved, the 2015 Equity Incentive Plan (the “Plan”), effective as of May 20, 2015, in order to advance the interests of the Company and its Subsidiaries through the motivation, attraction and retention of its employees and consultants (including nonemployee directors); and

WHEREAS, the Plan provides for the granting of performance-based awards to eligible participants as determined by the Compensation and Stock Option Committee (the “Committee”);

WHEREAS, capitalized terms, which are not defined herein, shall have the meaning set forth in the Plan; and

WHEREAS, the Committee has determined that the Participant is a person eligible to receive an incentive award under the Plan and has determined that it would be in the best interest of the Company to grant the incentive award provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.          Definitions. Capitalized terms used herein shall have the same meanings ascribed to them in the Plan. Whenever the following terms are used in this Award Agreement, they shall have the meanings set forth below.

1.1           “Performance Period” means the period commencing ____________ and ending on ____________.

1.2           “Permanent Disability” shall mean the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out the duties and obligations to the Company performed by such person immediately prior to such disability for a period of at least six (6) months, as determined in the good faith judgment of the Committee.

1.3           “Retirement” shall mean a Participant’s retirement from the Company (A) on or after attaining the age of 55 and completing at least ten (10) years of service to the Company; or (B) on or after attaining the age of 65.

1.4           “Russell 2000 Index Companies” means those companies included in the small-cap market index of the bottom 2000 stocks in the Russell 3000 Index on the last date of the relevant period for which any determination of TSR Percentile is required to be made; provided, however, that any such company that was not consistently traded on an established securities exchange from the first day of the Performance Period through the last date of the relevant period for which any determination of TSR Percentile is required to be made shall be disregarded and shall not be included as a member of the Russell 2000 Index Companies.

1.5           “Severance Date” shall mean the last day that Participant is employed by or provides services to the Company.

1.6           “TSR” means a company’s total shareholder return, calculated based on the stock price appreciation during a specified measurement period plus the value of dividends paid on such stock during the measurement period (which shall be deemed to have been reinvested in the underlying company’s stock on the ex-dividend date). In calculating stock price appreciation for any period, the stock price on the first day and last day of the relevant period shall be deemed to be equal to the average of the closing prices of the applicable company’s stock for the 90 trading days prior to and including the relevant date. The Committee may make appropriate adjustments to reflect any changes in the capital stock of any company (e.g. stock splits, subdivision or consolidation of shares) that occurs during the relevant measurement period.

1.7           “TSR Percentile” means the percentile rank of the Company’s TSR during the relevant period relative to the TSR of the Russell 2000 Index Companies during the relevant period, as determined by the Committee.

2.	Performance Share Units.

2.1           The Company hereby grants to the Participant ____________ Granted Performance Share Units, subject to such conditions as are provided for in the Plan and this Award Agreement. Each “Granted Performance Share Unit” is a phantom stock right that may, pursuant to Section 2.2 below, vest into a greater or lesser number of Earned Performance Share Units (if any). Each “Earned Performance Share Unit” shall entitle the Participant to receive one share of the Company’s common stock, $0.06 par value per share (the “Common Stock”).

2.2           Subject to Section 4 below, upon expiration of the Performance Period, Participant shall vest in a number of Earned Performance Share Units (if any) equal to the product of the aggregate number of Granted Performance Share Units set forth in Section 2.1 multiplied by the percentage corresponding to the Company’s TSR Percentile during the Performance Period in accordance with the following table:

Company’s TSR Percentile	Earned Performance Share Units (as a % of Granted Performance Share Units)
Below the 25th TSR Percentile:	0%
25th TSR Percentile:	100%
75th TSR Percentile and Above:	200%

If the Company’s TSR Percentile during the Performance Period is between two of the TSR Percentiles in the above table, the corresponding percentage of Earned Performance Share Units shall be calculated using linear interpolation (e.g., 50th TSR Percentile would result in a percentage of Earned Performance Share Units of 150%). Except as set forth in Section 4 below, any Granted Performance Share Units that do not become Earned Performance Share Units shall be forfeited and cancelled upon expiration of the Performance Period. The Committee will certify in writing and provide Participant with written notice of the number of Earned Performance Share Units promptly following the end of the Performance Period.

2.3           Notwithstanding the foregoing and subject to Section 4 below, the Granted Performance Share Units shall vest into Earned Performance Share Units only if the Participant’s service with the Company as an Eligible Person is not interrupted or terminated (“Continuous Service”) from the Grant Date through the last day of the Performance Period. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave. Upon the termination of the Participant’s Continuous Service prior to the end of the Performance Period, other than as provided in Section 4 below, all Granted Performance Share Units shall be forfeited and cancelled, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in the Granted Performance Share Units.

2.4           Participant acknowledges receipt of a copy of the Plan, and agrees that this Award Agreement shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any. The Plan is incorporated herein by reference as a part of this Award Agreement.

3.          No Rights of a Stockholder. The Participant shall have no voting, rights to receive dividends or other rights as a stockholder of the Company with respect to this award until such time, if any, that shares of Common Stock are issued pursuant to Section 5 in settlement of Earned Performance Shared Units. The Participant’s right to receive Common Stock earned under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

4.          Accelerated Vesting of Performance Share Units.

4.1           Notwithstanding Section 2.3 above, if a Change in Control is consummated prior to the last day of the Performance Period, then at the date of consummation of the Change in Control, Participant shall vest in a number of Earned Performance Share Units (if any) calculated in the manner set forth in Section 2.2 above, except that (i) the Company’s TSR shall be calculated based on the price per share of Common Stock paid to the Company’s holders of Common Stock in the Change in Control transaction, and (ii) for purposes of calculating the TSR Percentile, the Performance Period shall be deemed to have ended on the date of consummation of the Change in Control.

4.2            Notwithstanding Section 2.3 above, if Participant’s employment with or provision of services to the Company is terminated prior to the last day of the Performance Period as a result of Participant’s death or Permanent Disability, then at the Severance Date, Participant shall vest in a number of Earned Performance Share Units calculated in the manner set forth in Section 2.2 above except that (i) the number of Performance Share Units will be pro-rated based on the number of days that Participant was employed or provided services to the Company between the Grant Date and the Severance Date as a percentage of the number of days in the Performance Period, and (ii) for purposes of calculating the TSR Percentile, the Performance Period shall be deemed to have ended on the Severance Date.

4.3           Notwithstanding Section 2.3 above, if Participant’s employment with or provision of services to the Company is terminated prior to the last day of the Performance Period as a result of Participant’s Retirement, then the Performance Share Units shall not be forfeited and Participant shall continue to hold the Performance Share Units through the end of the Performance Period. At the expiration of the Performance Period, Participant shall vest in a number of Earned Performance Share Units calculated in the manner set forth in Section 2.2 above except that the number of Earned Performance Share Units will be pro-rated based on the number of days that Participant was employed or provided services to the Company between the Grant Date and the Severance Date as a percentage of the number of days in the Performance Period.

5.          Delivery of Shares. As soon as reasonably practicable (and in all events within 74 days) after Performance Share Units become Earned Performance Share Units, a stock certificate (which may be in electronic form) for such number of shares of Common Stock equal to the number of Earned Performance Share Units in the name of the Participant shall be delivered to the Participant (or, in the case of Participant’s death or Permanent Disability, to the Participant’s estate or guardian), subject to the Company’s collection of applicable withholding taxes in accordance with Section 9 below. All shares of Common Stock issuable to the Participant shall be issued under the Plan, and the Company shall at all times ensure that there are sufficient shares reserved for issuance under the Plan to satisfy its obligations hereunder.

6.          No Right to Continued Employment. Nothing in this Award Agreement or the Plan shall confer upon the Participant the right to maintain his or her relationship with the Company, whether as an employee or consultant, nor shall it interfere in any way with any right of the Company to terminate its relationship with the Participant at any time for any reason whatsoever, with or without cause.

7.	Prohibited Activities.

7.1           During the term of the Participant’s employment and for a period of six months after termination of employment (the “Restricted Period”), the Participant will not:

(a)          be employed, including as an employee, consultant or otherwise, by any person or entity that is engaged in the business of air medical emergency transport services and systems or the business of helicopter tourism;

(b)          directly or indirectly hire or solicit an employee who is or, at any time during the three months prior to the Participant’s termination of employment, was an employee of the Company or any of its Subsidiaries; or

(c)          usurp any corporate opportunity of the Company or its Subsidiaries or otherwise interfere with the relationship between the Company or its Subsidiaries and any person or entity with whom the Company or its Subsidiaries is conducting, proposes to conduct or has during the six months prior to the Participant’s termination of employment conducted any business activities.

7.2           The Participant and the Company acknowledge that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by the Company in the event the Participant breaches any of the provisions contained in Section 7.1 (each, a “Prohibited Activity”). The Participant and the Company hereby agree that the reasonable estimate of said damages shall be an amount equal to the amount recognized by the Participant as income (net of taxes withheld) upon the settlement of any Earned Performance Share Units that vested within six months prior to the date of termination of the Participant’s employment (the “Clawback Amount”). The right to receive the Clawback Amount shall be the Company’s sole remedy in the event of the occurrence of a Prohibited Activity. The Clawback Amount shall be paid by the Participant within 15 days after occurrence of the Prohibited Activity and may be payable in cash or an equivalent amount of Common Stock, at the option of the Participant.

7.3           In the event the Participant is subject to any other non-competition provisions, which are set forth in an agreement between the Participant and the Company, including without limitation, an employment agreement and/or a non-competition agreement, the terms of such non-competition provision shall govern and control.

8.          Adjustments Upon Recapitalization. In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, grant of warrants or rights offering to purchase Common Stock at a price materially below fair market value or other similar corporate event affecting the Common Stock, the Committee shall adjust the award issued hereunder in order to preserve the benefits or potential benefits intended to be made available under this Award Agreement. All adjustments shall be made in the sole and exclusive discretion of the Committee, whose determination shall be final, binding and conclusive. Notice of any adjustment shall be given to the Participant.

9.          Withholding of Taxes. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, the Participant may elect to satisfy the Participant’s federal and state tax withholding obligations arising from the settlement of any Earned Performance Share Units, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company equal to the minimum amount of such taxes, (ii) having the Company withhold a portion of the Common Stock otherwise to be delivered having a Fair Market Value equal to the minimum amount of such taxes, (iii) delivering to the Company shares of Common Stock already owned by Participant having a Fair Market Value equal to the minimum amount of such taxes, or (iv) allowing the Company to deduct from any amount otherwise payable in cash to the Participant an amount equal to the minimum amount of such taxes.

10.         Tax Considerations. The Company has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of the Performance Share Units pursuant to this Award Agreement. Participant understands that the Company will report to appropriate taxing authorities the payment to Participant of compensation income upon the vesting of the Performance Share Units. Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this grant of Performance Share Units.

11.         Modification of Award Agreement. Except as set forth in the Plan or in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12.         Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

13.         Governing Law. This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

14.         Successors in Interest. This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant’s heirs, executors, administrators and successors. No right or interest of the Participant pursuant to this Award Agreement shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of the Participant pursuant to this Award Agreement shall be liable for, or subject to, any obligation or liability of the Participant. Any assignment, pledge, encumbrance, charge, transfer, or other act in violation of this Section 14 shall be void.

15.         Conflicts and Interpretation. In the event of any ambiguity in this Award Agreement, or any matters as to which this Award Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

16.         Compliance with Code Section 409A. The Performance Share Units granted under this Award Agreement are intended to fit within the “short-term deferral” exemption from section 409A of the Code, and this Award Agreement shall be interpreted and administered in accordance with such intent. Participant acknowledges that the Committee in the exercise of its sole discretion and without Participant’s consent, may amend or modify the Award Agreement in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide Participant with notice of any such amendment or modification. This Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify Participant for any failure to do so.

AIR METHODS CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:

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